Exhibit 10.1

January 29, 2013

Sameer Harish

[Address]

Re:      Offer of Employment as Chief Financial Officer

Dear Mr. Harish:

Oculus Innovative Sciences, Inc. (the “Company”) is pleased to offer you (the “Executive”) the position of Chief Financial Officer (“CFO”) of Ruthigen, Inc. (“Ruthigen”), a wholly-owned subsidiary of the Company, reporting directly to the Chief Executive Officer of Ruthigen. The purpose of this letter is to outline the terms and conditions of your employment, so please review this offer letter carefully. Your signature in the space provided at the end of this letter indicates that you accept our offer of employment on these terms.

Salary/Benefits: You will be paid a salary rate of two hundred and twenty five thousand ($225,000) USD per year commencing on the Employment Date (as defined below). In addition, you will receive 350,000 shares of Ruthigen’s common stock in the form of founder’s shares. Shares will vest monthly over 60-months as further defined by the Ruthigen’s Board of Directors at a future date. You will be eligible to participate in the Company’s medical, dental, vision and retirement (401(k)) plans on the same terms as other Company executives.

Duration: This is a full time position subject to change with or without notice.

Employment Date: We would like you to begin employment in this new position on February 1, 2013.

Employment At-Will: Employment with the Company is not for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause. Any contrary representations which may have been made or which may be made to you are superseded by this offer.

Termination Upon Sale of Business: In the event of a merger, consolidation, sale of assets of greater than 50% of Ruthigen that occurs after Ruthigen’s planned initial public offering, or other change of control of Ruthigen after its planned initial public offering (a “Change in Control Event”), and should the Executive be terminated without cause within one year after such Change in Control Event, the Executive shall be entitled to full vesting of outstanding shares, common or restricted, and/or stock options held by the Executive as of his date of termination after the Change in Control Event. Other than the foregoing, there shall be no accelerated vesting in any Change in Control Event.

Indemnification: The Company shall indemnify the Executive, to the maximum extent permitted by applicable law and by its Restated Certificate of Incorporation, as may be amended from time to time, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which he may be made a party by reason of being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company or any other corporation for which the Executive serves in good faith as an officer, director, or employee at the Company’s request. Further, the Company shall maintain a directors & officers liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executives.

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Confidential and Proprietary Information: The Company expects that you work all your business hours exclusively for Ruthigen, and that you will not directly or indirectly engage in any other employment, consulting or business activity elsewhere. This policy is further detailed in a certain Confidentiality Agreement, a copy of which is attached for your signature. The Company has a firm policy against its employees using any trade secrets or other proprietary information of third parties or previous employers in the course of performing their duties for the Company. This policy is set forth in a certain separate agreement entitled “Proprietary Information and Inventions Agreement,” a copy of which is attached for your signature. During your employment with Ruthigen and with the Company, you may not disclose to the Company or use, or induce the Company to use, any trade secrets or other proprietary information of others, including your prior employers. By accepting employment with the Company, you agree that you will not, in the performance of your duties at the Company, utilize or disclose any proprietary information of former employers and that you will take with you no tangible items such as drawings or reports when you leave your current employer. This offer letter sets forth the entire agreement between you and the Company concerning your employment and neither you nor the Company shall be bound by any condition or understanding with the respect to your employment other than is expressly provided in this letter. This offer can only be amended in writing, signed by the Company and you.

Your employment is contingent upon the following: (1) signing the attached Proprietary Information and Inventions Agreement, (2) signing the attached Confidentiality Agreement, (3) providing the Company with legally required proof of identity and authorization to work in the United States, and (4) any and all other documents customarily executed at the time of starting employment.

We look forward to having you join the Ruthigen team and believe it will be a challenging and rewarding opportunity. Please indicate your acceptance of this offer by signing and returning one copy of this letter to me.

Sincerely,

/s/ Hojabr Alimi
Hojabr Alimi Chief Executive Officer of Ruthigen, Inc.

Agreed and accepted:

/s/ Sameer Harish	Date: 2/1/2013
Sameer Harish

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